EXHIBIT 3

STRICTLY CONFIDENTIAL

KELLIE ZELL IRREVOCABLE TRUST
MATTHEW ZELL IRREVOCABLE TRUST
JOANN ZELL GILLIS IRREVOCABLE TRUST

October 28, 2010

EGI Acquisition Parent, L.L.C.

c/o Equity Group Investments, L.L.C.

Two North Riverside Plaza

Suite 600

Chicago, Illinois 60606

Re:           Agreement and Plan of Merger with Rewards Network Inc.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of October 28, 2010 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Rewards Network Inc., a Delaware corporation (the “Company”), EGI Acquisition Parent, L.L.C., a Delaware limited liability company (“Parent”), and EGI Acquisition, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser will commence a tender offer (the “Offer”) for all of the outstanding common stock, par value $0.02 per share, of the Company (other than 1,254,901 shares which will be transferred to Purchaser prior to execution of the Merger Agreement), to be followed by a merger of Purchaser with and into the Company, all on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by the Company, Parent and Purchaser.

This letter agreement confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fifth paragraph of this letter agreement (a “Permitted Assignee”) to purchase, equity securities of Parent immediately prior to the Acceptance Date for an aggregate purchase price of Sixty-One Million Six Thousand Three Hundred Thirteen Dollars ($61,006,313) (collectively, the “Commitment”) solely to the extent necessary to pay the Offer Price, Merger Consideration and the amounts to be paid pursuant to Section 3.09 of the Merger Agreement pursuant to and in accordance with the Merger Agreement and to pay fees and expenses contemplated thereby and for no other purposes; provided, however, that the undersigned and its Permitted Assignees shall not, under any circumstances, be obligated to contribute to, purchase equity of or otherwise provide funds to Parent or Purchaser in any amount in excess of the Commitment.  The obligation of the undersigned and its Permitted Assignees to fund the Commitment is subject to (i) Parent having received (simultaneously with such funding) the proceeds of a $56,666,667 debt financing on the terms and conditions described in the amended and restated commitment letter of J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., The PrivateBank and Trust Company and Bank Leumi, dated as of October 28, 2010 (the “Debt Financing”) and (ii) satisfaction or waiver of the conditions of Parent and Purchaser to consummate the Transaction as set forth in the Merger Agreement and the terms of this letter agreement, and the funding hereunder will occur contemporaneously with the consummation of the Transaction; provided that if amount of the Debt Financing as of the Acceptance Date is between $56,666,667 and $60,000,000, the Commitment shall be reduced by the amount that the Debt Financing exceeds $56,666,667.

This letter agreement, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time the obligation shall be discharged), (b) the termination of the Merger Agreement and (c) the assertion by the Company or any of its affiliates in any litigation or other proceeding of any claim or suit under or in connection with the Merger Agreement.

The undersigned represents and warrants to Parent that: (i) the undersigned has the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform the undersigned’s obligations hereunder; (ii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary limited partnership or trust action, and no other proceedings or actions on the part of the undersigned are necessary therefor; (iii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by Parent against the undersigned in accordance with its terms; (iv) it has cash on hand and cash available in excess of the amount of the Commitment; and (v) the execution, delivery and performance by the undersigned of this letter agreement do not and will not (A) violate the organizational documents of the undersigned, (B) violate any applicable law or (C) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the undersigned is a party.

The rights and obligations under this letter agreement may not be assigned by any party hereto without the prior written consent of Parent and the undersigned, and any attempted assignment shall be null and void and of no force or effect, except as permitted in this paragraph. Notwithstanding the foregoing, the undersigned may assign all or a portion of its obligations to fund the Commitment to one or more person(s) controlling, controlled by or under common control with, the undersigned that agree to assume the undersigned’s obligations hereunder; provided, however, that no such assignment shall relieve the undersigned of its obligations under this letter agreement.  This letter agreement may not be terminated or amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned, except that this letter agreement may be amended by sole action of the undersigned solely to reflect the addition of one or more Permitted Assignees of all or a portion of the undersigned’s obligations to fund the Commitment as and to the extent provided for in the immediately preceding sentence.

No person other than Parent shall be entitled to rely upon this letter agreement.  This letter agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other person any benefits, rights or remedies hereunder or by reason hereof.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits of this letter agreement, covenants, agrees and acknowledges that no person other than the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) shall have any liability or obligation relating to or arising from this letter agreement or the transactions contemplated hereby, whether based on contract, tort or strict liability, and that, notwithstanding that the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) may be a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent, affiliates, general or limited partner or assignee of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee member, manager, agent, affiliate, general or limited partner or assignee (other than a Permitted Assignee) of any of the foregoing (collectively, but not including the undersigned, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of the undersigned or any other party against an Affiliated Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the undersigned (and to the extent a portion of the Commitment is assigned to one or more Permitted Assignees, such Permitted Assignees) under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

This letter agreement may only be enforced by Parent at the direction of its members, and no third party, including Parent’s creditors, shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement; provided that the Company is an intended third-party beneficiary to the agreements made in this letter agreement between Parent, on the one hand, and the undersigned, on the other hand, and shall have the right to enforce such agreements subject to the conditions set forth above.

This letter agreement shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned.  The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter agreement, this letter agreement may be provided to the Company if the Company agrees to treat this letter agreement as confidential, except that the Company and the undersigned may disclose the existence of this letter agreement to the extent required by law, the applicable rules of any national securities exchange, including if so required in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the undersigned or any of its affiliates and any other person with respect to the subject matter hereof.  Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the sixth and seventh paragraph hereof.  No party hereto shall assert, and each party shall cause its respective affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

This letter agreement may be executed in counterparts and by facsimile. This letter agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without giving effect to any law that would cause the laws of any jurisdiction other than the State of New York to be applied. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto and (b) irrevocably waive, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this letter agreement by returning to us an executed counterpart of this letter agreement not later than 9:00 a.m., New York City time, on October 28, 2010. This offer will automatically expire at such time if we have not received such executed counterpart in accordance with the preceding sentence.  In the event that the purchase of equity securities of Parent pursuant to this letter agreement does not occur on or before the Expiration Date, then this letter agreement and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension.  “Expiration Date” means the earliest of (i) December 31, 2010, (ii) the closing of the Transaction without the use of the Commitment hereunder or (iii) the written termination of the Merger Agreement prior to closing of the Transaction.

SIGNATURE PAGE FOLLOWS

Very truly yours,

KELLIE ZELL IRREVOCABLE TRUST By: Chai Trust Company, LLC, Trustee By: /s/ Philip G. Tinkler Philip G. Tinkler, Chief Financial Officer

MATTHEW ZELL IRREVOCABLE TRUST By: Chai Trust Company, LLC, Trustee By: /s/ Philip G. Tinkler Philip G. Tinkler, Chief Financial Officer

JOANN ZELL IRREVOCABLE TRUST By: Chai Trust Company, LLC, Trustee By: /s/ Philip G. Tinkler Philip G. Tinkler, Chief Financial Officer

Accepted and Acknowledged:

EGI ACQUISITION PARENT, L.L.C.

By: /s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President and Treasurer

[Signature Page to Equity Commitment Letter]